EXHIBIT 10.46
                                  -------------


[LOGO] REVELATE
            LIMITED

                                                                  10 April, 2002

The Directors
Ignition Entertainment Limited
168-172 Brooker Road
Waltham Abbey
 Essex EN9 1JH

Dear Sirs,

                      CONFIRMING AND TRADE FINANCE FACILITY
                      -------------------------------------

      We, Revelate Limited, ("Revelate") agree to make available to you IGNITION ENTERTAINMENT LIMITED ("the Buyer"), a confirming facility subject to the terms and conditions set out herein. Under the terms of this facility, Revelate will act as agent for the buyer in the purchase of goods on the Buyer's behalf and will provide its confirmation to the seller of payment of the purchase price of the goods.

1     CONDITIONS PRECEDENT

      The following Conditions shall be satisfied before the utilisation of the facility

      1.1 the Buyer shall enter into the security documents detailed in the First Schedule hereto

      1.2 the Buyer shall provide certified copies of

      1.2.1 memorandum and articles of association or constitution documents (if applicable);

      1.2.2 board resolutions authorising the Buyer to enter into this Agreement and all agreements and security documents mentioned herein;

      1.2.3 its last audited account; and

      1.2.4 its latest management accounts ;

      1.3 the Buyer shall provide evidence of the trade credit insurance that it has in place;

2 THE FACILITY

      The facility is a revolving facility and the amount of the facility available at any time, subject to the terms and conditions hereof, shall be up to a maximum amount of (POUND)1,000,000. Such amount shall be calculated by reference to amounts paid out or agreed to be paid out by Revelate to suppliers of goods. This will be restricted to 60% of the order value of the product, unless pre-agreed with Revelate.

3 PROCEDURE

      3.1 When the Buyer wishes to use the facility, it shall give details of the proposed transaction to Revelate. The details shall be given by written notice ("the Buyer's Notice") and shall specify:

      3.1.1 goods

      3.1.2 supplier

      3.1.3 terms for purchase

      3.1.4 shipping instructions

      3.1.5 insurance

      3.1.6 copy of a confirmed order from the buyers customers

      3.1.7 copy of approval from Sony, Nintendo (games platform manufacturer) etc to publish a specific video game for which trade finance is required and shall be sent to Revelate together with a proforma invoice.

      3.2 If Revelate approves the transaction on the terms set out in the Buyer's Notice, it shall notify the Buyer and confirm in writing its agreement that the transaction will be entered into under this facility. Revelate will then:

      3.2.1 confirm the order for the goods in accordance with the Buyer's Notice on the terms of the attached order form;

      3.2.2 advise the Buyer thereof in writing;

      3.2.3 be responsible for payment to the supplier of the purchase price for the goods by opening a letter of credit or issuing an order confirmation.

      3.3 The Buyer shall

      3.3.1 be responsible for the selection of the goods; and

      3.3.2 be responsible for obtaining all export licences and foreign exchange approvals.

      3.4 The Buyer agrees that Revelate will not be a party to or incur any liability in respect of any contract between the Buyer and the supplier other than procuring payment to the supplier and Revelate is not to be made a party to any arbitration or litigation relating thereto.

4 PAYMENT, INTEREST COMMISSION AND OTHER CHARGES

      4.1 The Buyer undertakes

      4.1.1 to reimburse Revelate all sums expended by it under the terms hereof, together with all fees, commission and other sums payable to it in accordance with the terms thereof; and

      4.1.2 to duly discharge and indemnify Revelate for all value added tax, taxes, duties, commission and other payments whatsoever payable or claimed to be payable by Revelate in relation to this facility, all goods purchased thereunder and the services provided hereunder (other than corporation tax payable to Revelate on its profits);

      4.2 The maximum repayment term from the date of Revelate's payment to any supplier shall be Nil. Payment will be secured through DCD Factors Plc or by promissory notes, bills of exchange drawn by Revelate in US Dollars or other currencies as agreed between the Buyer and Revelate through the Buyer's bankers namely

                               Barclays Bank Plc
                               P O Box 544
                               54 Lombard Street
                               London, EC3V 9EX

      4.3 Interest on all amounts outstanding hereunder will be payable by the Buyer to Revelate at a rate of 3 % over UK Bank Base Rate.

      4.4 Any amounts remaining unpaid after the due date for payment will be subject to default interest payable by the Buyer to Revelate at the rate referred to in 4.3.

      4.5 The Buyer will pay to Revelate a facility fee of(pound)500.00.

      4.6 The Buyer will pay to Revelate a confirming commission calculated at a rate of 2.0% of the total disbursements made on behalf of the buyer.

      4.7 All the following charges will be made for the buyer's account and will be included in the bills of exchange drawn by Revelate

      4.7.1 bank charges;

      4.7.2 letter of credit fees;

      4.7.3 postage and all other petty disbursements.

      4.8 All legal costs incurred by the Buyer and Revelate in relation to this facility shall be payable by the Buyer.

      4.9 All payments to Revelate shall be made without set off or counterclaim and without deduction for and free from any taxes or other deductions whatsoever unless the Buyer is compelled by law to make any such deduction. In that event, the Buyer shall pay such additional amounts as may be necessary in order that the net amounts received by Revelate after such deduction shall equal the amounts which would have been received in the absence of such deduction or withholding.

5 GENERAL CONDITIONS

      5.1 The Buyer shall be deemed on the date hereof and at the time of service on Revelate of any notice under Clause 3.1 above hereunder to have represented and/or warranted to Revelate in the terms set out in the Second Schedule hereto.

      5.2 The Buyer shall provide to Revelate within 6 months of each of its financial year ends a full set of its annual accounts.

      5.3 The Buyer hereby undertakes to indemnify and keep indemnified Revelate and its employees, successors and assigns from and against any and all loss, damage or liability, whether criminal or civil, and legal fees and costs incurred by Revelate in the course of acting for the Buyer hereunder unless directly resulting from the wilful or negligent failure of Revelate to perform its obligations under this Agreement.

      5.4 This facility can be terminated immediately upon written notice by either party. On termination Revelate reserves the right by notice in writing to require immediate repayment of all sums payable to it by the Buyer, but subject thereto termination shall not affect any transaction which Revelate has agreed will be entered into under this facility and the facility shall continue in relation thereto.

      5.5 Each party shall from time to time upon the request of the other party execute any additional document and do any other acts or things which may reasonably be required to give effect to the purposes of this Agreement.

      5.6 The waiver, forbearance or failure of a party in insisting in any one or more instances upon the performance of any provision of this Agreement shall not be construed as a waiver or relinquishment of that party's rights to future performance of such provision and the other party's obligation in respect of each performance shall continue in full force and effect.

      5.7 The parties acknowledge that this Agreement and the agreements referred to herein contain the whole agreement between the parties and that any prior agreements are cancelled.

      5.8 The terms and conditions of this Agreement may not be amended or modified except with written agreement between the Buyer and Revelate.

      5.9 Neither party shall be liable for delay in performing of failure to perform obligations if the delay or failure results from events or circumstances outside its reasonable control. Such delay or failure shall not constitute a breach of this agreement and the time for performance shall be extended by a period equivalent to that during which performance is so prevented provided that nothing else in this clause shall be taken to limit or prevent the exercise by either party of its rights of termination hereunder.

      5.10 This facility is personal to the Buyer and the Buyer may not assign its rights or obligations hereunder within the prior written consent of Revelate. Revelate may freely assign all or any of its rights hereunder without first obtaining the consent of the Buyer.

      5.11 All notices and other communications hereunder shall be deemed to have been duly given when delivered, if delivered by messenger during normal business hours of the recipient when sent, if transmitted by facsimile transmission (receipt confirmed) during normal business hours of the recipient or on the third business day following mailing if mailed by certified or registered mail, postage pre-paid, in each case addressed as follows:

Address :          IGNITION ENTERTAINMENT LIMITED, 168-172 BROOKER ROAD, WALTHAM
                   ABBEY, ESSEX EN9 1JH

Facsimile No.:     TO BE ADVISED

      5.12 The Buyer hereby irrevocably appoints [name & address of UK service agents] as its agent for service of process in England in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Buyer. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law, nor affect the right to bring proceedings in any other jurisdiction whether in connection with this Agreement or for the purpose of the enforcement or execution of any judgements or other rewards obtained against the Buyer in the courts of England, or as a result of' arbitration proceedings conducted in England.

      5.13.1 This Agreement shall be governed by English Law and every particular, including formation and interpretation and shall be deemed to have been made in England.

      5.13.2 Any proceedings arising out of or in connection with this Agreement may be brought in any court of competent jurisdiction in London.

      5.13.3 The submission by the parties to such jurisdiction shall not limit the right of Revelate to commence any proceedings arising out of this Agreement in any other jurisdiction it may consider appropriate.

      5.13.4 Any notice or proceedings or other notices in connection with or which would give effect to any such proceedings may, without prejudice to any other method of service, be served on any party in accordance with Clause 5.13..3

      Please confirm your agreement to the terms hereof by signing the attached copy of this letter.

Yours faithfully,



_____________________________
AUTHORISED SIGNATORY
--------------------
for and on behalf of
REVELATE LIMITED

We confirm our agreement to the terms set out in this Facility Letter.


Executed as a Deed by

IGNITION ENTERTAINMENT LIMITED

ACTING BY
---------


/S/ VIJAY CHADHA
-----------------------------------------------
Name: Vijay Chadha            Managing Director



/S/ MARTIN MONNICKDENDAM
--------------------------------------
Name: Martin Monnickendam     Director

                                 FIRST SCHEDULE

      SECURITY DOCUMENTS REQUIRED:
      ----------------------------

      Warranty signed by MARTIN MONNICKENDAM, VIJAY CHADHA AND AJAY CHADHA.

      Credit balances maintained on its accounts with DCD Factors Plc held to the order of Revelate Limited

      Debenture registered over the company.

                                 SECOND SCHEDULE

      A The Buyer is a corporation duly organised and existing under the laws of England with full power to enter into this facility and to accept the financing hereunder and the Buyer has taken all necessary corporate action to enable it to execute this facility and to execute or cause to be executed all documents contemplated herein.

      B The Buyer will obtain all necessary import licences, exchange control or other approvals or authorisations, if any, as are necessary or desirable for the validity and performance of the transactions to be conducted under this facility.

      C The Buyer's last execution and performance of its obligations hereunder will not in any way infringe any applicable law, the provisions of its memorandum and articles of association or constitution or the terms of any other obligations of the Buyer.

      D The Buyer's last published audited accounts present a true and fair view of its financial condition for the period thereof and there has been no material adverse change in its business assets or financial conditions since that period.

      E There is no litigation or administrative proceedings pending or threatened before any court or tribunal which might adversely affect the Buyer's financial condition or operations or its ability to perform its obligations herein.

      F The Buyer's obligation under this facility and any transactions entered into pursuant to this facility constitute legally valid and binding obligations of the Buyer enforceable against it according to their terms.

      G It is not necessary or advisable under the laws of the countries of incorporation, residence or commercial operations of the Buyer in order to ensure the validity, effectiveness, performance and enforceability of this facility, that the same be filed, registered or recorded in any public office or elsewhere or that any other instrument relating thereto be filed, registered or recorded.

      H The Buyer is subject generally to suit in the courts of England and elsewhere and does not have the benefit of immunity on the grounds of sovereignty or otherwise from suit, judgement, execution or attachment of property.

      I The Buyer will at all times comply and observe all regulations and restrictions affecting its business and the terms and conditions of any licence, consent, authorisation or approval in respect thereof and further that it will at all times comply with any applicable exchange, control and other legislation and any conditions of any exchange control or other consent, licence, approval or authorisation relating to the borrowing hereunder.

      J The Buyer will form time to time give such information regarding its trading or business or financial position as Revelate may require.